                                                                    EXHIBIT 12.1



                                McDONALD SYSTEMS



                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION


                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)



                                                                                      PERIOD FROM
                                                                                   JANUARY 1, 1994 TO
                                            1991          1992         1993          APRIL 30, 1994
                                           -------       ------       ------       ------------------
Earnings
  Income (loss) before income taxes......  $(3,550)      $3,823       $4,354             $  274
  Fixed charges..........................    5,570        2,833        3,055              1,222
                                           -------       ------       ------            -------
          Earnings.......................    2,020        6,656        7,409              1,496
                                           -------       ------       ------            -------
Fixed charges
  Interest expense.......................    5,570        2,827        3,049              1,220
  Amortization of debt issuance costs....       --            6            6                  2
                                           -------       ------       ------            -------
          Fixed charges..................    5,570        2,833        3,055              1,222
                                           =======       ======       ======       =============
Ratio of earnings to fixed charges.......       --(1)      2.35x        2.43x              1.22x


- ---------------

(1) Earnings were inadequate to cover fixed charges by $3,550 for the year ended December 31, 1991. As a result of such deficiency, this ratio is not presented above.